Exhibit 23.1

[LETTERHEAD OF BDO DUNWOODY LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SmarTire Systems Inc.

We hereby consent to the incorporation by reference in the registration statements (Nos. 333-122098, 333-107904, 333-107903, 333-93021, 333-80923, 333-67751, 333-55810, 333-135713 and, 333-139887) on Form S-8 of SmarTire Systems Inc. (“the Company”) of our report dated October 17, 2007 (except as to notes 9 and 11, which are as of November 7, 2007) relating to the consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 10- KSB. Our report contains additional comments that states that the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ BDO DUNWOODY LLP

Chartered Accountants

Vancouver, Canada
November 8, 2007